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                                                                  EXHIBIT (5)(d)

                      ADDENDUM NO. 3 TO ADVISORY AGREEMENT

         This Addendum, dated as of the 1st day of November, 1990, is entered into between TRUST FOR FEDERAL SECURITIES (the "Company"), a Pennsylvania business trust, and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION ("PIMC"), a Delaware corporation.

         WHEREAS, the Company and PIMC have entered into an Advisory Agreement dated as of March 11, 1987, as supplemented by Addenda Nos. 1 and 2 dated as of June 30, 1988 and September 7, 1988, respectively, (the "Advisory Agreement"), pursuant to which the Company appointed PIMC to act as investment adviser to the Company for its FedFund portfolio ("FedFund"), its T-Fund portfolio ("T-Fund"), its Treasury Trust Fund portfolio ("Treasury Trust Fund"), its ShortFed Fund (now, by change of name, "Short Government Fund") portfolio, its Intermediate Government Fund portfolio and its Long Government Fund portfolio;

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain PIMC to act as the investment adviser under the Advisory Agreement, the Company shall so notify PIMC in writing and if PIMC is willing to render such services it shall notify the Company in writing, and the compensation to be paid to PIMC shall be that which is agreed to in writing by the Company and PIMC;

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Company has notified PIMC that it has established the Federal Trust Fund portfolio ("Federal Trust Fund") and that it desires to retain PIMC to act as the investment adviser therefor, and PIMC has notified the Company that it is willing to serve as investment adviser for Federal Trust Fund;

         WHEREAS, PIMC is willing to waive the advisory fees payable by the Company to it for its services as investment adviser for FedFund, T-Fund and Treasury Trust Fund and to the extent necessary to ensure that the compensation it receives for its services as investment adviser for FedFund, T-Fund, Treasury Trust Fund and Federal Trust Fund is determined on a combined average net asset basis, based on the average net assets of each of the four portfolios, at the rate currently set forth in the Advisory Agreement applicable to FedFund, T-Fund and Treasury Trust Fund;

         WHEREAS, the Company and PIMC desire to restate the compensation payable to PIMC for its services as investment adviser to FedFund, T-Fund, Treasury Trust Fund and Federal Trust Fund to evidence the foregoing waiver by PIMC; and

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         WHEREAS, such waiver of fees is not and shall not be deemed to be an amendment to the Advisory Agreement.

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Company hereby appoints PIMC to act as investment adviser to the Company for Federal Trust Fund for the period and on the terms set forth in the Advisory Agreement. PIMC hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.

         2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to FedFund, T-Fund, Treasury Trust Fund and Federal Trust Fund, the Company will pay PIMC from the assets belonging to FedFund, T-Fund, Treasury Trust Fund and Federal Trust Fund (in proportion to each such Portfolio's average net assets) and PIMC will accept as full compensation therefor a fee, computed daily and payable monthly, at the following annual rate:

         .175% of the first $1 billion of the combined average net assets of FedFund, T-Fund, Treasury Trust Fund and Federal Trust Fund; plus

         .150% of the next $1 billion of their combined average net assets; plus

         .125% of the next $1 billion of their combined average net assets; plus

         .100% of the next $1 billion of their combined average net assets; plus

         .095% of the next $1 billion of their combined average net assets; plus

         .090% of the next $1 billion of their combined average net assets; plus

         .085% of the next $1 billion of their combined average net assets; plus

         .080% of their combined average net assets over $7 billion.

The fee will be reduced by one-half of the amount necessary to ensure that the ordinary operating expenses (excluding interest, taxes, brokerage, payments to Service Organizations pursuant to Servicing Agreements and extraordinary expenses) of FedFund, T-Fund, Treasury Trust Fund and Federal Trust Fund do not exceed .45% of each such Portfolio's average net assets for any fiscal year.

         The Fee attributable to each Portfolio shall be the several (and not joint or joint and several) obligation of each such Portfolio.

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         3.    Capitalized Terms. From and after the date hereof, the term
"Portfolios" as used in the Advisory Agreement shall be deemed to include Federal Trust Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                          TRUST FOR FEDERAL SECURITIES

                                          By:
                                             -----------------------------------
                                             Title: Vice President

                                          PROVIDENT INSTITUTIONAL
                                          MANAGEMENT CORPORATION

                                          By:
                                             -----------------------------------
                                             Title: President



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